Exhibit 99.2

Investor Relations Contact:	OTCQB:MAGE
888-237-2881	www.magellangoldcorp.com
contact@magellangoldcorp.com

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in North America. Magellan’s flagship project is the Center Star Gold Mine in Idaho. We are additionally working to build a collection of interests in operating gold mines in the Western United States. Our goal going forward will be to become a gold producer and expand our resource base to achieve greater market recognition and create value for our shareholders.

Focus

Magellan Gold is focused on the evaluation and development of historic gold mines to identify resources and to expand and develop gold production in undervalued and overlooked projects that have the potential for near-term production. This is a niche opportunity to take several small mines each producing 20-50K ounces a year and create a consolidated mining group with higher than traditional mining industry rates of return.

Key Growth Drivers

Bank of America Corp. raised its 18-month gold-price target to $3,000 an ounce -- more than 50% above the existing price record -- in a report titled “The Fed can’t print gold.” - Source Bloomberg April 21, 2020

Upcoming Catalysts

•	Seeking USFS permit to rehabilitate the Center Star Mine portal
•	Negotiating with contractors to open the road and open the upper and lower portals to evaluate the condition of existing underground workings

Recent Highlights

•	Magellan fortified its land position by adding 320 acres of land to increase its holding to a total of 620 acres of claims along the Center Star gold trend.
•	Industry veteran Mike Lavigne named President and Greg Schifrin a successful Idaho geologist named to the Board of Directors.

Market Snapshot—OTCQB: MAGE
Price: $1.57 (8/05/20)	Avg. Vol: 5K	52-Wk. Range: $0.20-$2.50	Shares Outstanding: 5.6M	Market Cap: $8.8M

Price and volume quotes from Yahoo! Finance and other sources
Magellan Gold Corporation – 2010A Harbison Dr., #312 - Vacaville, CA 95687 - 888-237-2881 - www.magellangoldcorp.com

1

Center Star Gold Mine near Elk City, Idaho

•	The Center Star Mine is believed to host high-grade gold mineralization that was discovered in the early 1900s, with periodic historic production and development work done under different ownership through the 1980s.
•	With the presence of high-grade gold mineralization, Magellan will be evaluating the historic mine data to assess the resource potential present at Center Star Mine.
•	The property is located 45 miles from Grangeville, Idaho and near the town of Elk City, Idaho.
•	Gold mineralization at Center Star Mine is hosted in multiple parallel quartz veins in a banded gneiss.
•	The gold at the Center Star Mine occurs in high-grade veins that trend northeasterly and dip steeply to the southeast and are present in a 75’ to 100’ wide sheer zone hosting quartz veins and breccia.
•	The gold-bearing veins were reported to vary from a few inches to 20 feet in width and contain gold from 0.35 ounce per ton gold to multi-ounce per ton gold based on historic mine data.
•	The Center Star Mine has not had any exploration or development work conducted in the last 35 years.

Elk City

•	Historically, the mines in the Elk City area of Idaho have produced over one and a half million ounces of gold.
•	There are currently several significant exploration projects by active junior mining companies and one operational gold mining project (Endo Mines-Friday Mine) in the Elk City Area.
•	Idaho is a mine-friendly jurisdiction and has become one of the most active gold exploration areas in the US.
•	Magellan Gold is presently evaluating the opportunities in the Elk City area and other mining districts in the Western US.

Experienced Management Team

Mike Lavigne, President & Director, has been involved in the mining industry since 1975 when he worked underground for Helca Mining Company. After completing law school, Mr. Lavigne started a registered broker-dealer specializing in mining and resource companies. He was a member and on the board of directors for the Spokane Stock Exchange and was involved in a number of financings for exploration-stage companies. Mr. Lavigne has served in management and board positions for a number of exploration companies with projects in Idaho, Montana, Nevada, Utah, Wyoming and Alaska.

Greg Schifrin, Director, has worked as a geologist and manager for over 36 years in the mining and mineral exploration industry, where he has been involved in precious, base metals, rare earth and uranium exploration and project development. He has provided technical and project management services for hundreds of mining projects of major and junior mining companies, from grassroots through the drilling and development phases. Mr. Schifrin has served as an executive or director at various mining companies, including Idaho Champion Gold Mines USA, Inc. (CSE: ITKO), Blackrock Gold Corp. (TSXV: BRC), WestMountain Gold Inc., Silver Verde May, Cyclone Uranium Corp., U.S. Rare Earth, Inc., and Golden Eagle Mining.

John C. Power, Co-founder, CFO and Director, Mr. Power has served in senior capacities since the Company’s inception in 2010. Mr. Power has 30 years’ experience in managing public and private companies across diverse industries including mining, oil and gas, real estate, broadcasting and a closed-end mutual fund. Mr. Power also is president and a director of Athena Silver Corporation (OTCBB: AHNR) and serves as co-manager of Silver Saddle Resources, LLC., a private exploration company. Mr. Power attended Occidental College and the University of California at Davis.

Forward Looking Statements: This fact sheet contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

2